Exhibit 99.1

FOR IMMEDIATE RELEASE

MICRON LAUNCHES $440 MILLION OFFERING

OF CONVERTIBLE SENIOR NOTES

BOISE, Idaho, February 5, 2013 — Micron Technology, Inc. (NasdaqGS: MU) today announced that it intends to offer, subject to market and other considerations, $220 million aggregate principal amount of convertible senior notes due 2033 (the “2033E Notes”) and $220 million aggregate principal amount of convertible senior notes due 2033 (the “2033F Notes” and, together with the 2033E Notes, the “Notes”) through an offering in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this offering, Micron intends to grant the initial purchasers an over-allotment option with respect to an additional $30 million aggregate principal amount of 2033E Notes and an additional $30 million aggregate principal amount of 2033F Notes.

Micron will use the net proceeds of the offering to finance the repurchase, redemption or repayment of a portion of Micron’s 1.875% Convertible Senior Notes due 2014.  Pending such uses, Micron intends to invest the net proceeds of the offering in accordance with its existing investment policy.

The terms of the Notes will require Micron to repurchase such Notes at the option of the holders for cash on dates to be determined, in each case at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the repurchase date. In addition, the terms of the Notes will permit holders to require Micron to repurchase their Notes upon a change of control or a termination of trading at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding the repurchase date.

The terms of the Notes will permit Micron to redeem all or a part of such Notes on and after dates to be determined, in each case at a redemption price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the redemption date.

The Notes will be convertible, subject to certain conditions, into cash equal to the lesser of the aggregate principal amount and the conversion value of the Notes being converted and cash, shares of Micron common stock or a combination thereof, at Micron’s election, for the remainder, if any, of Micron’s conversion obligation. The interest rate, the initial conversion price, redemption provisions and other terms of the Notes will be determined by negotiations between Micron and the initial purchasers.

Holders may convert Notes prior to the close of business on the business day immediately preceding the maturity date for the Notes only under the following circumstances: (1) if the Notes are called for redemption, (2) if the closing price of Micron’s common stock reaches a specified threshold and remains at or exceeds such threshold for a specified period, (3) during the five business days immediately after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each day of that period was less than 98% of the product of the closing price of Micron’s common stock and the then applicable conversion rate, (4) if specified distributions to holders of Micron’s common stock are made or specified corporate events occur, or (5) during the last three months prior to the maturity date of the Notes.

In connection with the offering of the Notes, Micron plans to enter into capped call transactions with one or more counterparties, which may include some of the initial purchasers and/or their affiliates. In the event that the initial purchasers exercise their over-allotment option, Micron plans to enter into additional capped call transactions. The capped call transactions are intended to reduce the potential dilution upon conversion of the Notes.

In connection with establishing their initial hedge of the capped call transactions, Micron expects that the counterparties and/or their affiliates may enter into various over-the-counter derivative transactions with respect to Micron’s common stock concurrently with, or shortly after, the pricing of the Notes and may unwind or enter into various over-the-counter derivatives and/or purchase Micron’s common stock in secondary market transactions following the pricing of the Notes. These activities could have the effect of increasing or preventing a decline in the price of Micron’s common stock concurrently with or following the pricing of the Notes. In addition, the counterparties may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling Micron’s common stock in secondary market transactions prior to the maturity of the Notes (and are likely to do so on each exercise date of the capped call transactions).

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.